UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2010 (December 1, 2010)

CAPITOL BANCORP LTD.
(Exact Name of Registrant as Specified in its Charter)
____________________________

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On December 1, 2010, Capitol Bancorp Limited (“Capitol”) received notice from the New York Stock Exchange (the “NYSE”) that the Corporation was not in compliance with the minimum price per share continued listing requirement set forth in Section 802.01C of the NYSE Listed Company Manual (the “Notice”).  The Notice indicates that the Corporation is not in compliance with such continued listing requirement because, as of November 23, 2010, the average closing price of the Corporation’s common stock was less than $1.00 over the consecutive 30 trading-day period immediately prior to the Notice.

The Corporation must respond in writing to the NYSE within 10 business days of receipt of the Notice to affirm its intent to cure this deficiency within six months following the date of the Notice by bringing the common stock share price and average share price for 30 consecutive trading days above $1.00.  During this six-month period, the Corporation's common stock will continue to be listed and traded on the NYSE, subject to the Corporation's continued compliance with other NYSE listing standards.  The Corporation will inform the NYSE in writing of its intent to seek to cure the deficiency.  If, after expiration of the six-month period, both a $1.00 share price and a $1.00 average closing price over the preceding 30 trading-day period are not attained, the NYSE will commence suspension and delisting procedures.

A copy of the Corporation’s press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)           Exhibits

Exhibit No.	Description
99.1	Press release issued by Capitol Bancorp Ltd. on December 6, 2010 regarding receipt of the listing standard notice from the NYSE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2010	CAPITOL BANCORP LTD. (Registrant) By: /s/ Cristin K. Reid Name: Cristin K. Reid Title: Corporate President

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by Capitol Bancorp Ltd. on December 6, 2010 regarding receipt of the listing standard notice from the NYSE.